U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2007

AMERICHIP INTERNATIONAL, INC.
(Exact name of registrant as specified in charter)

Nevada	000-33127	98-0339467
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

24700 Capital Blvd, Clinton Township, MI	48036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (586) 783-4598

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	ACQUISITION OR DISPOSITION OF ASSETS.

On February 15, 2007, pursuant to the terms and condition of the letter of intent signed on December 7, 2004, AmeriChip International, Inc. (the “Company”) completed the purchase of all the issued and outstanding common stock of KSI Machine and Engineering, Inc. (“KSI”) of Clinton Township, Michigan.

KSI is a well-established Tier One Supplier and is a leader in machining large industrial castings and molds for the automotive and aerospace industries utilizing state of the art CNC machinery that has management believes has revolutionized die machining. The automotive die and mold castings which use horizontal spindle 5 axis computer numerical controlled machines.

The material terms of the agreement are as follows: The stock purchase was for an aggregate consideration of $3.2 million. During the year ended November 30, 2004, the Company paid a deposit of $50,000 for this agreement. On December 7, 2004, the Company paid an additional $100,000. On October 6, 2005, the Company paid an additional $30,000 for this agreement. On November 7, 2005, the Company paid an additional $20,000 for this agreement.

The Company has re-financed the equipment owned by KSI through People’s State Bank in the amount $1,600,000 and the Small Business Administration (“SBA”) in the amount of $1,280,000 for an aggregate $2,880,00. Marc Walther has assumed the role of President of KSI.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial statements of business acquired.

The financial statements required by this Item 9.01(a) are filed as Exhibit 99.1

(b) Pro Forma financial information

The pro forma financial information required by this Item 9.01(b) are filed as Exhibit 99.1.

(d) Exhibits

Exhibits	Description

2.1*	Stock purchase agreement between AmeriChip International, Inc. and KSI Machine and Engineering, Inc.

99.1	Financial statements of business acquired.

99.2	Pro Forma financial information

*Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICHIP INTERNATIONAL INC.

By:  /s/ Marc Walther

Marc Walther
President and Chief Executive Officer

Date: February 25, 2008